Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
SunCoke Energy, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-183015, 333-179804 and 333-176403) on Form S-8 of SunCoke Energy, Inc. and the registration statement (No. 333-212785) on Form S-3 of SunCoke Energy, Inc. of our reports dated February 16, 2017 with respect to the consolidated balance sheets of SunCoke Energy, Inc. as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive income (loss), equity, and cash flow for each of the years in the two-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the December 31, 2016 annual report on Form 10‑K of SunCoke Energy, Inc.

/s/ KPMG LLP

Chicago, Illinois
February 16, 2017